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                                                                    EXHIBIT 11.1

              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
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                                                                                   Year Ended December 31,
                                                                                   -----------------------
                                                                                    1999             1998
                                                                                    ----             ----
Weighted average Crescent common shares outstanding during the year              1,712,357        1,665,957


Common shares issuable in connection with assumed exercise of options
   under the treasury stock method                                                 102,171           53,691
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TOTAL                                                                            1,814,528        1,719,648
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Net Income                                                                       1,293,186       $3,086,964
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Per Share amount - Primary/Basic                                                     $0.76            $1.85

Per Share amount - Diluted                                                           $0.71            $1.80
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